                                                                    Exhibit 3.2D


                                CERTIFICATE OF
                     DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
              SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                      OF
                                  P-COM, INC.



     The undersigned, Michael J. Sophie hereby certifies that:

     (a) he is the duly elected and acting Vice President of Finance and Administration and Chief Financial Officer of P-Com, Inc., a Delaware corporation (the "Company");

     (b) pursuant to the authority conferred upon the Board of Directors of the Company by the Company Certificate of Incorporation (the "Certificate"), the Board of Directors on November 28, 1998, adopted the following resolutions creating a series of preferred stock designated as Series B Convertible Participating Preferred Stock;

     WHEREAS, the Certificate provides for a class of shares of Preferred Stock, issuable from time to time in one or more series without stockholder approval, and

     WHEREAS, the Board of Directors of the Company is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any such series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof;

     WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid to determine and fix the powers, rights, preferences, qualification, limitations and restrictions relating to series of Preferred Stock and the number of shares constituting, and the designation of, each such series;

     NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, a series of Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, privileges and restrictions relating to Series B Convertible Participating Preferred Stock as follows:

                           I. DESIGNATION AND AMOUNT

     The designation (this "Certificate of Designation") of this series, which consists of 20,000 shares of Preferred Stock of P-Com, Inc. a Delaware corporation (the "Company"), is the Series B Convertible Participating
                   -------
Preferred Stock (the "Preferred Stock") and the stated value shall be One
                      ---------------
Thousand Dollars ($1,000.00) per share (the "Face Amount").
                                             -----------

                                 II. DIVIDENDS

     The Preferred Stock will bear no dividends.

                           III. CERTAIN DEFINITIONS

     For purposes of this Certificate of Designation, the following terms shall have the following meanings:

     A.  "Bankruptcy Event" shall mean any one or more of the following: (i) the
          ----------------
commencement of any voluntary proceeding by the Company seeking entry of an order for relief under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (ii) the making by the Company of a general assignment for the benefit of its creditors; (iii) the commencement of any involuntary proceeding respecting the Company seeking entry of an order for relief against the Company in a case under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (iv) entry of a decree or order respecting the Company by a court having competent jurisdiction, which decree or order (x) results in the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property or (y) orders the winding up, liquidation, dissolution, reorganization, arrangement, adjustment, or composition of the Company or any of its debts; (v) the appointment, whether or not voluntarily by the Company, of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property; (vi) the failure by the Company to pay, or its admission in writing of its inability to pay, its debts generally as they become due; (vii) the exercise by any creditor of any right in connection with an interest of such creditor in any substantial part of the Company's property, including, without limitation, foreclosure upon all or any such part of the Company's property, replevin, or the exercise of any rights or remedies provided under the Uniform Commercial Code with regard thereto;
(viii) the making of, or the sending of a notice of, a bulk transfer by the Company; (ix) the calling by the Company of a general meeting of its creditors;
(x) the failure by the Company to file an answer or other pleading denying the material allegations of any proceeding described herein that is filed against it; and (xi) the consent by the Company to any of the actions, appointments, or proceedings described herein or the failure of the Company to contest in good faith any such actions, appointments, or proceedings.

     B.  "Closing Date" shall have the meaning set forth in the Securities
          ------------
Purchase Agreement, dated as of December 18, 1998, by and among the Company and the other signatories thereto (the "Securities Purchase Agreement").
                                    -----------------------------

     C.  "Closing Bid Price" means, for any security as of any date, the closing
          -----------------
bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to each initial holder of the Preferred Stock and the holders of the Preferred Stock (each, a "Holder") then
                                                                ------
holding a majority of the then outstanding shares of  Preferred Stock
("Majority Holders") if Bloomberg Financial Markets is not then reporting
  ----------------
closing bid prices of such security (collectively, "Bloomberg"), or if the
                                                    ---------
foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to each initial holder of the Preferred Stock and the Majority Holders, with the costs of such appraisal to be borne by the Company.

     D.  "Conversion Date" means the date on which the notice of conversion
          ---------------
attached hereto as Exhibit A (the "Notice of Conversion") is faxed (or
                   ---------       --------------------
delivered by other means) to and received by the Company; provided, however, that if such time of receipt is after 7:00 p.m., Eastern time, on a business day, or at any time on a day which is not a business day, the Conversion Date shall be the first business day following the date on which the Notice of Conversion is so delivered; provided, further that the Conversion Date shall be any future business day after the date of receipt of the Notice of Conversion as so specified by a Holder in the Notice of Conversion. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined herein). A Holder's facsimile machine-generated confirmation of receipt at the Company's facsimile number is definitive proof of receipt by the Company.

     E.  "Conversion Price" means, (i) the Fixed Conversion Price with respect
          ----------------
to any Conversion Date that occurs up to and including May 14, 1999 and (ii) the lower of the Fixed Conversion Price and the Variable Conversion Price with respect to any Conversion Date that occurs on or after May 15, 1999, each as in effect as of any such date and subject to adjustment as provided elsewhere herein; provided however, that if the Company does not achieve Ten Million
        ----------------
Dollars ($10,000,000) of bona fide, third-party, unaffiliated written contractual commitments for sales of its Point to Multipoint products and services (which are commercial systems that include central locations with various remote units sharing the capacity in the central location, and related installation and maintenance services) (the "Milestone") during the period beginning on the Closing Date and ending on March 24, 1999, then, as to fifty percent (50%) of the Preferred Stock originally held by each Holder, the Conversion Price with respect to any Conversion Date from and after March 25, 1999 through May 14, 1999 shall be the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of any such date and subject to adjustment as provided elsewhere herein; provided further that if any material covenant of the Company's convertible bond indenture or bank agreement is breached and uncured (it being understood that any waiver (except for any waiver specified in the amendments contemplated by Section 7.1(x) of the Securities Purchase Agreement) shall not constitute cure) and which breach (without giving effect to any waiver) (except for any waiver specified in the amendments contemplated by Section 7.1(x) of the Securities Purchase Agreement)) would or could result in an acceleration (or which, with the passage of time or the giving of notice, would or could result in an acceleration) or which would give the counterparty to such agreement a right to accelerate the maturity of the debt owed by the Company to such counterparty, the Conversion Price on 100% of the Preferred Stock on any Conversion Date thereafter and prior to May 15, 1999 shall, until cure of such breach, be the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of any such date and subject to adjustment as provided elsewhere herein. If the Company has not publicly announced by the close of business on March 26, 1999 that it has achieved the Milestone, then it is definitively presumed under this Certificate of Designation that the Company has not achieved the Milestone. If the Milestone has not been achieved by March 24, 1999, upon each conversion of Preferred Stock by a Holder prior to May 15, 1999, that Holder may elect whether that conversion will be counted against that Holder's 50% limit for variable priced conversions under this Section. The Conversion Price is also subject to adjustment as provided elsewhere herein.

     F.  "Fixed Conversion Price" means: (i) up to and including May 14, 1999
          ----------------------
two hundred percent (200%) of the average of the Closing Bid Prices of the common stock, $0.0001 par value per share, of the Company (the "Common Stock")
                                                                ------------
for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date (the "Closing Price"); (ii) beginning on May 15, 1999 the lesser of
                   -------------
the Fixed Conversion Price as defined in (i) of this section and one hundred and five percent (105%) of the average of the Closing Bid Prices of the Common Stock for the fifteen (15) consecutive trading days immediately prior to and ending on May 14, 1999; (iii) if the Company has not obtained Stockholder Approval (as herein defined) by the Approval Date (as defined herein), then on each day thereafter until the Company obtains Stockholder Approval, the lesser of the Fixed Conversion Price in effect on such day and the Average Closing Bid Price (as herein defined) for the period beginning on, and including, such Approval Date through and including such day; (iv) if the Company has not obtained Stockholder Approval (as herein defined) by the Approval Date, then beginning on the date on which the Company obtains Stockholder Approval, the lesser of the Fixed

Conversion Price then in effect and the Average Closing Bid Price for the period beginning on, and including, such Approval Date through and including the date on which the Company obtained Stockholder Approval; (v) if the Registration Statement (as such term is defined in the Registration Rights Agreement, dated as of December 18, 1998, by and among the Company and the other signatories thereto (the "Registration Rights Agreement")) required to be filed by the
              -----------------------------
Company pursuant to Section 2.1 of the Registration Rights Agreement has not been declared effective by the SEC by the one hundred eightieth (180th) day following the Closing Date, then on each day thereafter until such Registration Statement is declared effective, the lesser of the Fixed Conversion Price in effect on any such day and the Average Closing Bid Price for the period beginning on, and including, the 180th day following the Closing Date through and including such day; and (vi) if the Registration Statement required to be filed by the Company pursuant to the Registration Rights Agreement has not been declared effective by the SEC by the 180th day following the Closing Date, beginning on the date on which such Registration Statement is declared effective, the lesser of the Fixed Conversion Price then in effect and the Average Closing Bid Price for the period beginning on, and including, the 180th day following the Closing Date through and including the date on which such Registration Statement is declared effective; in each case subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such period and in each case subject to further adjustment as provided elsewhere herein. For purposes of this Section F, "Average Closing Bid
                                                            -------------------
Price" shall mean the average of the five (5) lowest Closing Bid Prices during
-----
the applicable period (including the last day of the period); provided, however, that (x) in clauses (iii) and (iv), if fewer than five (5) trading days have elapsed between the Approval Date and the last day of the applicable period, Average Closing Bid Price shall mean the average of the Closing Bid Prices on each trading day during the period from and including the Approval Date through and including the last day of the applicable period, and; (y) in clauses (v) and
(vi), if fewer than five (5) trading days have elapsed between the 180th day following the Closing Date and the last day of the applicable period, Average Closing Bid Price shall mean the average of the Closing Bid Prices on each trading day during the period from and including the 180th day following the Closing Date through and including the last day of the applicable period.

     G.  "Lowest Trade Price" means, for any security as of any date, the lowest
          ------------------
trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the lowest reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the lowest trade prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Lowest Trade Price cannot be calculated for such security on such date on any of the foregoing bases, the Lowest Trade Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

     H.   "Premium" means $1000 x (N/365) x (.06).
           -------

          N = the number of days from the Closing Date to, and including, the Conversion Date.

     I.   "Variable Conversion Price" means, as of any Conversion Date, 101% of
           -------------------------
the lowest average of the Closing Bid Prices of the Common Stock occurring over any three (3) consecutive trading days during the fifteen (15) consecutive trading day period ending the day prior to the applicable Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the such fifteen (15) trading day period) subject to adjustment as provided elsewhere herein.

                                IV. CONVERSION

     A.   Conversion at the Option of the Holder.  Subject to the limitations
          --------------------------------------
on conversions contained in Section IV.G., each Holder may, at any time and from time to time convert (an "Optional Conversion") any or all of its shares of Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined, for each share of Preferred Stock so to be converted, in accordance with the following formula:

                    (Premium (accrued but unpaid) + $1000)

                             ---------------------
                               Conversion Price

     B.   Mechanics of Conversion.  In order to effect an Optional
          -----------------------
Conversion, a Holder shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company (substantially in the form attached hereto) (the "Notice of Conversion"). As soon as possible following receipt by the Company of the fax copy of a Notice of Conversion from a Holder, the Company shall send, via fax, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion. No later than one
(1) business day after receipt of such confirmation of receipt to Notice of Conversion the Holder shall surrender or cause to be surrendered to a reputable overnight courier for next business day delivery (two (2) business day delivery if from outside the United States) to the Company or its designee (provided such designee is located in the continental United States and provided that the Company must deliver to each Holder notice including the name, address, and facsimile number of such designee; such designee will not be considered designated for the purpose of this Section until ten (10) days after receipt of such notice by each Holder), the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") and a copy of the Notice of
                      ----------------------------
Conversion (or, in lieu thereof, materials contemplated by Section XIV.B, if applicable).

     C.  Delivery of Common Stock Upon Conversion.  Upon the delivery of a
         ----------------------------------------
Notice of Conversion, the Company shall, no later than the later of (a) the third (3rd) business day following the Conversion Date (provided the recipient is a U.S. addressee and the Company has received delivery of the Preferred Stock Certificates (or satisfaction of the provisions of Section XIV.B, if applicable) and (b) the day that is the first business day following the date of delivery of the Preferred Stock Certificates (or satisfaction of the provisions of Section XIV.B, if applicable) (the "Delivery
                                                                      --------
Period"), deliver to the Holder (or at its direction) (x) that number of shares
------
of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Preferred Stock not being converted, if any. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued and outstanding as of such date.

     D.  Taxes. The Company shall pay any and all taxes (other than transfer
         -----
taxes) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock.

     E.  No Fractional Shares.  No fractional shares of Common Stock are to be
         --------------------
issued upon the conversion of Preferred Stock, but the Company shall instead round up to the next whole number the number of shares of Common Stock to be issued upon such conversion.

     F.  Conversion Disputes.  In the case of any dispute with respect to a
         -------------------
conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections IV.A and IV.C hereof. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, reasonably acceptable to Holder, via facsimile within five (5) business days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than five (5) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. As soon as possible thereafter, the Company shall then issue the appropriate number of shares of Common Stock in accordance with Sections IV.A and IV.C hereof.

     G.  Limitation on Conversions.  The conversion of shares of Preferred
         -------------------------
Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

         (i)  Cap Amount. Prior to Stockholder Approval, unless otherwise
              ----------
permitted by the Nasdaq National Market System or unless such rules are no longer applicable to the Company, in no event shall the total number of shares of Common Stock issued upon conversion of the Preferred Stock and exercise of the Warrants (as defined in the Securities Purchase Agreement) exceed the maximum number of shares of Common Stock that the Company can without stockholder approval so issue pursuant to Nasdaq Rule 4460(i) (or any successor rule) (the "Cap Amount") upon the conversion of the Preferred Stock and the exercise of the Warrants, which, as of the date of initial issuance of shares of Preferred Stock and Warrants, shall be eight million, seven hundred six thousand, four hundred and eighty three (8,706,483) shares. The Cap Amount shall be allocated pro-rata to the Holders as provided in Section XIV.C. A Holder's allocable portion of the Cap Amount shall be applicable to both shares of Preferred Stock and Warrants held by it and shall be applied to such Preferred Stock and Warrants on the basis of the time of conversion or exercise, as the case may be, thereof. In the event the Company is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Company shall comply with Article VIII.

          (ii) Five Percent Holdings.  Notwithstanding anything to the contrary
               ---------------------
contained herein, the Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be convertible (vis-a-vis other securities owned by such Holder) and of which Preferred Stock shall be convertible (as among shares of Preferred Stock) shall be made by the Holder and submission of the Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such Preferred Stock is convertible (vis-a-vis other securities owned by such Holder) and of which shares of Preferred Stock are convertible (as among shares of Preferred Stock), subject to such aggregate percentage limitation. No prior inability to convert Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this Section may be implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the Board of Directors of the Company and a Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, only with the further consent of the holders of majority of the then outstanding shares of Common Stock. For clarification, it is expressly a term of this security that the limitations contained in this Section shall apply to each successor Holder of Preferred Stock.

     H.   Required Conversion at Maturity.  Subject to the limitations set
          -------------------------------
forth in Section IV.G. and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and exercise of all outstanding Warrants (in each case, without giving effect to any limitation on conversion or exercise) are then (collectively, the "Liquidity Conditions") (i)
                                                     --------------------
authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by all Holders of such
                          --------------
shares of Preferred Stock and Warrants, (iii) listed for trading on any of the Nasdaq National Market System, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, each share of Preferred Stock outstanding on the third (3rd) anniversary of the Closing Date (the "Maturity
                                                                     --------
Date") (and any accrued and unpaid Conversion Default Payments), automatically
----
shall be converted into shares of Common Stock on such date in accordance with the conversion formula set forth in Section IV.A (the "Required Conversion at
                                                       ----------------------
Maturity"), except as to any Holder who elects otherwise in the event that a
--------
Bankruptcy Event or Event Within Company Control (as defined herein) or Override Election Event (as defined herein) has occurred and is continuing (or any facts and circumstances exist which, if continued, would give rise to a Event Within Company Control or Override Election Event). If a Required Conversion at Maturity occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this
Article IV; provided, however, that a Notice of Conversion shall be deemed to be delivered to the Company on the Maturity Date. In the event that the limitations set forth above or in Section IV.G prevent the conversion of all of the Preferred Stock on the Maturity Date, any unconverted Preferred Stock shall continue to be subject to Required Conversion at Maturity as set forth in this
Section IV.H at such time as the limitations set forth above and in Section IV.G no longer prevent such conversion. Each share of Preferred Stock which, as a result of the limitations above or in Section IV.G (except the limitations of Section IV.G(ii)), remains unconverted at the Maturity Date, shall remain fully convertible in accordance with this Certificate of Designation until such time as the limitations set forth above and in Section IV.G (except those of Section IV.G(ii)) no longer prevent such conversion and such limitations have not prevented such conversion for a period of sixty (60) days, and such share is in fact converted pursuant to this Section. Each share of Preferred Stock which as a result of the limitations of Section IV.G(ii) remains unconverted at the Maturity Date, shall remain fully convertible in accordance with the Certificate of Designation until such time as the limitations of Section IV.G(ii) no longer prevent such conversion and such share is in fact converted pursuant to this Section.

     I.   Electronic Transmission.  In lieu of delivering physical certificates
          -----------------------
representing the Common Stock issuable upon conversion, upon request of a Holder, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system or other electronic delivery system selected by Holder upon reasonable notice.

              V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

     A.   Reserved Amount.  The Company shall have authorized and reserved
          ---------------
and keep available for issuance not less than seventeen million (17,000,000) shares of Common Stock (subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events) (the "Reserved Amount")
                                                           ---------------
solely for the purpose of effecting the conversion of the Preferred Stock and the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Preferred Stock and exercise of the Warrants and issuance of the shares of Common Stock in connection therewith (in each case without giving effect to any limitation on conversion or exercise thereof). The Reserved Amount shall be allocated among the Holders as provided in Section XIV.C.

     B.   Increases to Reserved Amount.  Without limiting any other provision
          ----------------------------
of this Article V, if the Reserved Amount for any five (5) consecutive trading days (the last of such five (5) trading days being the "Authorization Trigger
                                                        ---------------------
Date") is less than one hundred fifty percent (150%) of the number of shares of
----
Common Stock issuable on such trading days upon conversion of the then outstanding Preferred Stock and exercise of the then outstanding Warrants (in each case without giving effect to any limitation on conversion or exercise thereof) then the Company shall promptly (but in any event within three (3) business days) notify the Holders of such occurrence and shall use its best efforts (including solicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and exercise of all outstanding Warrants (in each case, without giving effect to any limitation on conversion or exercise thereof).

                  VI. COMPLIANCE WITH CAP AMOUNT RESTRICTIONS

     A.   Share Authorization.  The Company shall, unless otherwise consented
          -------------------
to by each initial Holder, use its best efforts to obtain the Stockholder Approval (as defined below) no later than the Approval Date (as defined below). For purposes hereof, the "Approval Date" means the earliest to occur of (i)
                          -------------
sixty (60) days (one hundred and five (105) days in the event of SEC review of the Company's proxy statement with respect to Stockholder Approval) following the earlier of a Trading Market Trigger Event (as herein defined) or the issuance to any Holder upon conversion of the Preferred Stock and/or exercise of the Warrants of a number of shares of the Company's Common Stock equal to 3.3% of the Company's outstanding Common Stock as of the Closing Date, (ii) six (6) months from the Closing Date, or (iii) the Company's next annual meeting of stockholders. For purposes hereof, "Stockholder Approval" means authorization by
                                    --------------------
the stockholders of the Company of the issuance of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to the terms hereof and the exercise of the Warrants pursuant to the terms thereof in the aggregate in excess of twenty percent (20%) of the outstanding shares of Common Stock and, if necessary, the elimination of any prohibitions under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Cap Amount. In addition, the Company shall, unless otherwise consented to by each initial Holder, have a definitive proxy statement mailed to each of stockholder of the Company at least twenty (20) days prior to the Approval Date. The Company shall deliver any SEC comments it receives with respect to its proxy statement to each Holder and will not file such proxy statement, (or any revisions thereto) whether such proxy statement is in preliminary or definitive form, without the approval of each initial Holder, which approval shall not be unreasonably withheld or delayed.

     B.   Obligation to Notify. If at any date following the Closing Date
          --------------------
the then unissued portion of any Holder's Cap Amount is less than one hundred and seventy-five percent (175%) of the number of shares of Common Stock then issuable upon conversion of such Holder's shares of Preferred Stock and exercise of such Holder's Warrants (in each case without giving effect to any limitation on conversion or exercise thereof) (a "Trading Market Trigger Event"), the
                                       ----------------------------
the Company shall within three (3) business days notify the Holders of such occurrence.

                      VII. FAILURE TO SATISFY CONVERSIONS

     A.   Conversion Default Payments.  If, at any time, (x) a Holder submits
          ---------------------------
a Notice of Conversion (or is deemed to submit such notice pursuant to Section IV.H) and the Company fails for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth in Article VIII) to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount) (each of (x) and (y) being a "Conversion Default"), then if, in the
                                          ------------------
case of (x), following the tenth (10th) business day following the Conversion Date, or in the case of (y), the tenth (10th) day following receipt by the Holder of notice of the Company's intention not to issue shares, the Company continues to fail for any reason, in the case of clause (x) above, to deliver such shares of Common Stock to which such Holder is entitled upon such conversion, or in the case of clause (y) above, to retract such public notice, then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to each Holder, in the case of a Conversion Default described in clause (y) above, an amount equal to one percent (1%) of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all then outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each subsequent day such Conversion Default exists, up to a maximum of the theretofore unpaid portion of the Total Amount. The "Total Amount" shall be the limitation on aggregate payments under
             ------------
Sections VII.A and VIII.C of this Certificate of Designation and Section 2.3 of the Registration Rights Agreement and shall be equal to thirty three percent (33%) of the aggregate Face Amount of Preferred Stock originally outstanding pursuant to the Securities Purchase Agreement. In the event of a Conversion Default, the applicable Holder shall not be entitled to receive more than its previously unpaid allocable portion of the Total Amount (as provided in Section XIV.C hereof).

     The payments to which a Holder shall be entitled pursuant to this
Section VII.A are referred to herein as "Conversion Default Payments."
                                         ---------------------------
Conversion Default Payments shall be made the fifth (5th) business day following written demand by a Holder for payment therefor and otherwise in accordance with and subject to the provisions of Section XIV.E. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation (provided the Company in fact thereafter so satisfies such conversions).

     B.   Adjustment to Conversion Price.  If a Holder has not received
          ------------------------------
certificates for all shares of Common Stock prior to the tenth (10th) day after the expiration of the Delivery Period with respect to a conversion of Preferred Stock for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth in Article VIII), then the Holder, upon written notice to the Company, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any shares of Preferred Stock that have not been converted pursuant to such Holder's Notice of Conversion; provided that the voiding of a Holder's Notice of Conversion shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section VII.A or otherwise, and the Fixed Conversion Price in respect of any shares of Preferred Stock held by such Holder (including any shares as to which the Notice of Conversion has been so voided) shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the average of the three (3) lowest Closing Bid Prices occurring during the fifteen (15) consecutive trading day period ending on the earlier of the Cure Date and the date such Holder voided the Notice of Conversion, or a shorter period if the Company cures such failure or such Holder voids such shares prior to the fifteenth (15th) trading day after the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default. If there shall occur a Conversion Default of the type described in clause (y) of Section VII.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lower of the Fixed Conversion Price and the average of the three (3) lowest Closing Bid Prices occurring during the fifteen (15) consecutive trading day period ending on the Cure Date, or a shorter period if the Company retracts such statement prior to the fifteenth (15th) trading day after the Holder's receipt of the notice which resulted in the Conversion Default. The Fixed Conversion Price shall thereafter be subject to further adjustment under this Certificate of Designation to the extent such adjustments result in a lower Fixed Conversion Price.

                     VIII.  CONSEQUENCES OF CERTAIN EVENTS

     A.   Events Within Company Control. An "Event Within Company Control" means
          -----------------------------      ----------------------------
any one of the following events, provided such event is Within the Company's Control (as herein defined):

          (i) (A) the Company does not file the Registration Statement required to be filed by the Company pursuant to Section 2.1 of the Registration Rights Agreement, within thirty (30) days of the Closing Date; (B) the Company fails to use its best efforts to obtain effectiveness of the Registration Statement or to have solicited by proxy, and to obtain, the Stockholder Approval prior to the Approval Date; (C) the Company does not respond to written or oral comments from the SEC or its staff regarding such Registration Statement or such proxy statement, as applicable, as soon as practicable (it is understood that the Company has an obligation to provide all such SEC comments to all Holders and to offer the Holders the opportunity to review and comment on such SEC comments; it is further understood that each Holder has only a limited time to respond to the Company under the Registration Rights Agreement and hereunder and that, failing such response, a Holder is deemed to accept the Company's response to the SEC's comments); or (D) the Company fails to request acceleration of effectiveness of such registration statement from the SEC as soon as practicable, but in any case within three (3) business days of the actual knowledge of a senior officer or the Company's outside counsel that the SEC and the staff of the SEC have no comments (or further comments, as the case may be) concerning such Registration Statement; except if any such failure under this clause (i) was caused by an Act of God or was required by injunction or court or

SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction;

          (ii) upon a valid conversion of Preferred Stock or valid exercise of Warrants by any Holder, the Company fails for any reason to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any such conversion of Preferred Stock or exercise of Warrants (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount or other than to the extent the Company does not have sufficient shares of Common Stock which are authorized but not outstanding with which to honor such conversion or exercise), except if such failure was caused by an Act of God or was otherwise Outside the Company's Control (as defined below) or was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction;

          (iii) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of Preferred Stock or Warrants upon conversion of the Preferred Stock or exercise of the Warrants (as the case may be) as and when required by Section 5.1 and 5.2 of the Securities Purchase Agreement, except if such failure was caused by an Act of God or was otherwise Outside the Company's Control or was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction;

          (iv) the Company provides notice to any Holder, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any Holder upon conversion in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, or other than to the extent the Company does not have sufficient shares of Common Stock which are authorized but not outstanding with which to honor such conversion or exercise), except if such notice was required by injunction or court or SEC order or was otherwise Outside the Company's Control, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction;

          (v) the Company knowingly commits any act or omission which constitutes a breach of any material covenant or other material term of this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement, except if the facts underlying such breach are the subject matter under another clause of this Section VIII.A or under
Section VIII.C, and except if such breach was caused by an Act of God or was required by injunction or court or SEC order or was otherwise Outside the Company's Control, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction;

          (vi) subject to clause (ii) of Section VIII.H the Company's execution or performance of its obligations under this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement (the "Documents") constitutes an actual breach under any
                       ---------
existing agreement of the Company (or would cause a default or acceleration (or right of acceleration) under such existing agreement), or the Company enters into any new agreement under which performance of any material obligation under the Documents would be a breach or cause a default or acceleration (or right of acceleration) under such new agreement, unless the entry into such new agreement was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction or unless such breach (and the consequences thereof, including any cross-defaults) are not material to the Company;

          (vii) the Company knowingly commits any act or omission which constitutes a breach of any representation or warranty (at the time made) contained in any of the Securities Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation, the Warrant, or any officer's certificate given in writing in connection with the issuance of the Preferred Stock if the facts underlying such breach would have a Material Adverse Effect or such breach would have a material adverse effect on a Holder with respect to its investment in the Securities (as defined in the Securities Purchase Agreement);

          (viii) the Company fails to increase the Reserved Amount as required hereby within ten (10) days following an Authorization Trigger Date if such increase requires solely approval of the Company's Board of Directors, unless such failure was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction or was caused by an Act of God;

          (ix) the Company knowingly and materially breaches any agreement involving indebtedness for borrowed money or purchase price, other than as set forth in the Schedule of Exceptions to the Securities Purchase Agreement, the breach of which results in the acceleration or right of acceleration (or with the passage of time or the giving of notice or both would result in the acceleration or right of acceleration) of the maturity of such debt owed by the Company, or which would (or, with the passage of time or the giving of notice or both, would) give rise to a right to accelerate the maturity of such debt, unless such breach was caused by an Act of God or was otherwise Outside the Company's Control or was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove or appeal such order or injunction or unless such breach (and the consequences thereof, including any cross-defaults) are not material to the Company (taking into account the Company's good faith contesting off its rights and obligations thereunder); or

          (x) without the consent of each initial Holder and the Majority Holders, (A) the Company fails to use its best efforts to avoid the occurrence of an Override Election Event, or (B) if an Override Election Event occurs and is continuing and the Company fails to make an Override Election for a period of ten (10) business days, or (C) the Company makes an Override Election under
Section VIII.D hereof and fails to pay to the Holders, without having first made a voluntary filing under Chapter 11 of the United States Bankruptcy Code, the amounts required under that Section at the times required under that Section, unless any such failure was caused by an Act of God or was required by injunction or court or SEC order, provided that the Company shall have used its best efforts to oppose, remove and appeal such order or injunction; or

     An event shall be "Outside the Company's Control" if the event shall be caused by factors beyond the Company's control (notwithstanding the Company having used its best efforts to avoid the occurrence of such event).

     An event shall be "Within the Company's Control" if such event was a voluntary choice by the Company or was otherwise within the Company's control.

     B.   Consequences of Events Within Company Control. Upon the occurrence of
          ---------------------------------------------
an Event Within Company Control, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein), any or all of the then outstanding shares of Preferred Stock held by such Holder; provided, however, that if the Company has used its best efforts to avoid such Event Within Company Control, and not more than five (5) prior Events Within Company Control and/or Override Election Events have occurred, such election must be made prior to the cure (if possible) of such Event Within Company Control; provided further that no inability to make an election pursuant to the immediately foregoing proviso shall relieve the Company of any of its obligations under this Certificate of Designation or the other Transaction Documents (as defined in the Securities Purchase Agreement) or limit any rights or remedies of the Holder hereunder or thereunder, in each case with respect to the facts and circumstances giving rise to such Event Within Company Control. If a Holder asserts by service of a Redemption Notice that an Event Within Company Control has occurred, the service of such a Redemption Notice shall be a definitive determination of the occurrence of such an Event within Company Control unless the Company within five (5) business days provides a detailed written statement to each Holder explaining why such purported Event Within Company Control was not an Event Within Company Control.

     C.   Override Election Events. An "Override Election Event" means any one
          ------------------------      -----------------------
of the following:

          (i) any event which, but for the fact that it was not knowingly committed by the Company or was required by injunction, court or SEC order, or was caused by an Act of God or was otherwise Outside the Company's Control or was not Within the Company's Control, would be an Event Within Company Control;

          (ii) the Common Stock (or any portion thereof) is suspended from trading on any of, or de-listed (or unauthorized) for trading on any of, the Nasdaq National Market System, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of five (5) trading days in any nine (9) month period;

          (iii) the Registration Statement required to be filed by the Company pursuant to Section 2.1 of the Registration Rights Agreement is not declared effective by the one hundred and eightieth (180th) day following the Closing Date;

          (iv) a Registration Statement required to be filed by the Company pursuant to the Registration Rights Agreement, after being declared effective, cannot be utilized by the holders of Registrable Securities (as defined in the Registration Rights Agreement) for the re-sale of all Registrable Securities for a period of ten (10) consecutive business days or for an aggregate of more than twenty (20) days in any twelve month period (not including any Permitted Blackouts) (as defined in the Registration Rights Agreement));

          (v) if shareholder approval is required for the Company to increase the Reserved Amount as required hereby, the Reserved Amount is not so increased within sixty (60) days (or one hundred and five (105) days in the event of SEC review) following an Authorization Trigger Date;

          (vi) the Company fails to obtain the effectiveness of any amendment to an existing registration statement or of any new registration statement within five (5) business days (in the case of an amendment) or within ten (10) days following a Registration Trigger Date (as defined in the Registration Rights Agreement) (in the case of a new registration statement), in each case as required by Section 2.3 of the Registration Rights Agreement;

          (vii) the Company fails to obtain the Stockholder Approval on or before the Approval Date;

          (viii) the Company at any time fails to fully honor a valid conversion of Preferred Stock or a valid exercise of Warrants because the Company does not have sufficient shares of Common Stock which are authorized but not outstanding with which to honor such conversion or exercise; or

          (ix)   a Bankruptcy Event occurs.

     D.   Consequences of Override Election Events. Upon the occurrence of an
          ----------------------------------------
Override Election Event, the Company may elect (an "Override Election"), within
                                                    -----------------
five business days following notice to the Company of the occurrence of such an event, to pay each Holder its pro rata portion, in cash, three percent (3%) the first week, and five percent (5%) per week thereafter, of the sum of the aggregate Face Amount of the Preferred Stock originally issued by the Company plus any accrued and unpaid Premium with respect thereto, until such event no longer exists, but in no event shall the Company be required to pay more than the Total Amount, and in no event shall the Company pay any Holder more than such Holder's theretofore unpaid allocable portion of the Total Amount (as determined pursuant to Section XIV.C hereof). Any Override Election by the Company shall be made by written notice to each Holder (via facsimile with a copy by reputable overnight courier). Regardless of the number of Override Elections, the Company shall not be required to pay more than the theretofore unpaid portion of the Total Amount.

     E.   Definition of Redemption Amount.  The "Redemption Amount" with respect
          -------------------------------        -----------------
to a share of Preferred Stock means an amount equal to the greater of (i) 1.33 times the aggregate Face

Amount of the Preferred Stock for which a demand is being made and (ii) an amount determined by the following formula:

        ( Face Amount + Premium + other applicable amounts due )  x  M
        --------------------------------------------------------
                                      C P

   where:

     "CP" means the Conversion Price in effect on the date of the Redemption
      --
Notice; and

     "M" means the highest Closing Bid Price of the Company's Common Stock
      -
during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

     F.   Redemption Defaults.  The Company shall pay a Holder the Redemption
          -------------------
Amount, in cash, with respect to each share of Preferred Stock which is subject to a written notice electing such redemption (a "Redemption Notice") within five
                                                 -----------------
(5) business days of the Company's receipt of such Redemption Notice. In the event the Company is not able to purchase all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices; provided the foregoing shall not be deemed to limit the Company's obligation to purchase shares of Preferred Stock hereunder. In addition, and notwithstanding anything to the contrary contained in this Section VIII.F, so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this
Section VIII.F, the Company shall be (and shall be deemed to be) in breach of the redemption obligations set forth in this Article VIII and each Holder shall have all rights and remedies under this Certificate of Designation or otherwise at law for damages, with respect to such breach. In addition, during any such period, without the prior written consent of each initial Holder, the Company shall not enter into any agreement, consummate any transaction or otherwise operate its business in any way outside of the ordinary course of the Company's business. Furthermore, in this event, each Holder, upon written notice to the Company, may void its Redemption Notice with respect to, and retain or have returned, as the case may be, any shares of Preferred Stock that have not been redeemed pursuant to such Holder's Redemption Notice; provided that the voiding of a Holder's Redemption Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice of voiding pursuant to this Section.

     G.   Additional Cap Amount Remedies. Upon the occurrence of an Override
          ------------------------------
Election Event described in clause (vii) of Section VIII.C, any Holder who is at any time thereafter prohibited from converting its Preferred Stock or exercising its Warrants as a result of the Cap Amount may, notwithstanding the Cap Amount or restrictions with respect thereto, in addition to its other rights under this
Article VIII or otherwise, provided at least one hundred thousand dollars ($100,000) aggregate Face Amount of the Preferred Stock remains outstanding or Warrants to purchase one hundred thousand (100,000) shares of Common Stock (appropriately adjusted for stock splits, combinations and the like) remain outstanding, elect to require the Company to use its best efforts to list its Common Stock on the over-the-counter electronic bulletin board and to honor all valid conversions and exercises, notwithstanding and without giving effect to the Cap Amount restrictions. After any such election, the Company shall so use its best efforts and so honor all conversions and exercises and the Cap Amount shall no longer apply to the Preferred Stock or Warrants for all purposes.

     H.   Capital Impairment and Bank Document Limitation.
          -----------------------------------------------

          (i) In the event that Section 160 of the Delaware General Corporation Law ("GCL"), would be violated by the redemption of any shares of Preferred
      ---
Stock that are otherwise subject to redemption pursuant to this Article VIII, the Company: (I) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (II) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant thereto in order to remedy its capital structure in order to allow further redemptions without violation of said Section (and not take any action inconsistent with so remedying such capital structure); and (III) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of a Holder to the greatest extent possible without causing a violation of Section 160 of the GCL (such redemption to be at the greater of the redemption price in effect at the time of the original Event Within Company Control giving rise to such violation and the redemption price which would be applicable for an Event Within Company Control at the time of such later election under this clause (III)). In the event the Company is not able to redeem all the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption Notices. In addition, and notwithstanding anything to the contrary contained in this Section VIII.H, so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this Section VIII.H, the Company shall be (and shall be deemed to be) in breach of the redemption obligations set forth in this Article VIII and each Holder shall have all rights and remedies under this Certificate of Designation or otherwise at law for damages, with respect to such breach. In addition, during any such period, without the prior written consent of each initial Holder, the Company shall not enter into any agreement, consummate any transaction or otherwise operate its business in any way outside of the ordinary course of the Company's business.

          (ii) In the event that the certain Credit Agreement dated as of May 15, 1998 among the Company and certain lenders, amended as of December 17, 1998 (the "Credit Agreement"), or any extension thereof or replacement facility which
      ----------------
does not adversely affect the rights, privileges or preferences of the Preferred the Stock or the Holders thereof in any manner and to any extent materially greater than such rights, privileges and preferences and such Holders are, as of the initial issuance of the Preferred Stock, already adversely affected as a result of the terms of the Credit Agreement (collectively, the "Loan
                                                                ----
Documents"), would be violated by the redemption of, or Override Election
---------
payments with respect to, any shares of Preferred Stock that are otherwise subject to redemption or Override Election payments pursuant to this Article VIII, the Company: (I) will redeem the greatest number of shares of Preferred Stock possible and make the greatest Override Election payments possible, in each case, without violation of the Loan Documents; (II) the Company thereafter shall use its reasonable best efforts to take all reasonably necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock would not result in a violation or breach hereunder or thereunder) in order to allow further redemptions and Override Election payments without violation of the Loan Documents (including, without limitation replacement of or repayments under under such Loan Documents); and (III) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of a Holder to the greatest extent possible without causing a violation of the Loan Documents. In the event the Company is not able to redeem all the shares of Preferred Stock subject to Redemption Notices due to limitations in the Loan Documents, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption Notices. In addition, and notwithstanding anything to the contrary contained in this Article VIII, so long as the Company is prevented from redeeming shares of Preferred Stock or from making Override Election payments pursuant to this Section VIII.H, the Company shall not be (and shall not be deemed to be) in breach of such obligations set forth in this Article VIII.

     I.   Redemption at Company's Option.
          ------------------------------

          (i) (A) So long as no Override Election Event and no Event Within Company Control shall have occurred and remain uncured (such cure to have been effective for at least the six (6) immediately preceding consecutive months), and provided the Company is not then (and has not for the immediately preceding six (6) consecutive months been) in violation of any of its material obligations under the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement or this Certificate of Designation, then the Company shall have the right to redeem for cash ("Redemption at Company's Election") all the then
                           --------------------------------
outstanding Preferred Stock (or a Partial Redemption as set forth below) for the Optional Redemption Amount (as herein defined), which right shall be exercisable by delivery of an Optional Redemption Notice (as defined herein) in accordance with the procedures set forth below. The Company shall have the right to redeem for cash (a "Partial Redemption", also a Redemption at Company's Election) less
             ------------------
than all the then outstanding Preferred Stock for the Optional Redemption Amount upon delivery of an Optional Redemption notice in accordance with the procedures set forth below, provided that (x) such Partial Redemption is allocated pro rata among the Holders, based upon the number of shares of Preferred Stock held by each Holder, and (y) such Partial Redemption is of at least five million dollars ($5,000,000) and, if more than $5,000,000, equal to an integer multiple of one million dollars ($1,000,000) greater than $5,000,000. If the aggregate Optional Redemption Amount for all outstanding shares of Preferred Stock is less than $5,000,000, no Partial Redemption is permitted. Notwithstanding the delivery of an Optional Redemption Notice, the Holders shall have the right to convert up to and including the Effective Time of Redemption (as defined herein).

               (B)  The Company may, subject to the other provisions of this
Article VIII (including of this clause (i)), effect a Redemption at Company's Election in the following circumstances:

                    (1) on the dates set forth below, if the Closing Bid Price of the Common Stock as of the tenth (10th) day immediately preceding both the Optional Redemption Notice and the redemption itself is less than seventy-five percent (75%) of the Closing Price. The "Optional Redemption Amount" with
                                         --------------------------
respect to each share of Preferred Stock under this clause (1) means X% of the sum of the Face Amount plus accrued but unpaid Premium plus any other amounts due with respect thereto, where "X" is determined according to the following schedule.

          Redemption Dates (from the Closing Date)          "X"
          ----------------------------------------          ---
                           180 days                         130%
                           270 days                         125%
                           360 days                         120%

                         If a Redemption Date as set forth in the table above
falls on a weekend or on a national holiday, the Redemption Date shall be the next business day following the day set forth in the table.

                    (2) at any time after the second anniversary of the Closing Date if the Closing Bid Price of the Common Stock for ten (10) consecutive trading days immediately prior to the deliver of an Optional Redemption Notice and on the date of redemption exceeds two hundred percent (200%) of the applicable Fixed Conversion Price. The "Optional Redemption Amount" with respect
                                        --------------------------
to each share of Preferred Stock under this clause (2) means one hundred and fifteen percent (115%) of the sum of the Face Amount plus accrued but unpaid Premium plus any other amounts due with respect thereto.

                    (3) at any time after the second (2nd) anniversary of the Closing Date and simultaneously with the closing of a firm commitment underwriting for at least a minimum of eight dollars ($8.00) per share (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events) for a minimum aggregate amount of thirty million dollars ($30,000,000). The Company may not effect a redemption pursuant to this clause
(3) unless, simultaneously with the service of the Optional Redemption Notice, the Company provides to the Holders a letter from a nationally recognized underwriting firm advising the Holders that such firm is highly confident that it can effect such underwriting. The "Optional Redemption Amount" with respect to each share of Preferred Stock under this clause (3) means the greater of (x) one hundred and twenty percent (120%) of the sum of the Face Amount plus the accrued and unpaid Premium plus any other amounts due with respect thereto, and
(y) an amount determined by the following formula:

          (  Face Amount + Premium + other applicable amounts due  )    x  M
           --------------------------------------------------------
                                       C P
  where:

     "CP" means the Conversion Price in effect on the date of the Redemption
      --
Notice; and

     "M" means the highest Closing Bid Price of the Company's Common Stock
      -
during the period beginning on the date of the Redemption Notice and ending on the date of the redemption, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

                    (4) at any time after the first (1st) anniversary of the Closing Date and before the second (2nd) anniversary of the Closing Date. The "Optional Redemption Amount" with respect to each share of Preferred Stock under this clause (4) means the greater of (x) one hundred and sixty percent (160%) (annualized from the Closing Date to the date of redemption pursuant to this clause (4)) of the sum of the Face Amount plus the accrued and unpaid Premium plus other amounts due with respect thereto, and (y) an amount determined by the formula contained in clause (3)(y) hereof.

          (ii) The Company may not deliver an Optional Redemption Notice for a redemption for cash unless such redemption is with respect to all then-outstanding shares of Preferred Stock (or as otherwise contemplated in clause
(i)(A) above) and unless the Company has ("Funding Availability"):  (a) the full
                                           --------------------
amount of the Optional Redemption Amount in cash, available in a demand or other immediately available account in a bank or similar financial institution; or (b) immediately available credit facilities, in the full amount of the Optional Redemption Amount in cash with a bank or similar financial institution (or binding commitment letters with respect thereto which commitment letters shall be subject only to commercially reasonable conditions to closing as to which the Company's Board of Directors has made a good faith business judgment will be fulfilled to permit consummation of the redemption hereunder); or (c) an agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient face amount or number of shares or any debt or equity securities, subject to the limitations contained in the Securities Purchase Agreement and herein, to provide net proceeds in the full amount of the Optional Redemption Amount; or (d) a combination of the items set forth in the preceding clauses (a), (b) and (c), aggregating the full amount of the Optional Redemption Amount in cash. The Company may not deliver an Optional Redemption Notice and the Company may not effect a Redemption at Company's Election unless all of the Common Stock issuable upon conversion of the Preferred Stock (at the time of delivery of the Optional Redemption Notice and for each day thereafter through the Effective Time of Redemption) is covered by an effective Registration Statement and all such Common Stock can be sold pursuant thereto at all times during such period and all other Liquidity Conditions (as defined in Section III.H hereof) are then met. Any Optional Redemption Notice delivered in accordance with the foregoing shall be accompanied by a statement executed by a duly authorized officer of the Company certifying that the Company has Funding Availability and by other appropriate documentation as evidence of the other provisions of this Section.

          (iii) The Company shall effect the Redemption at Company's Election under this Section VIII.I by delivering written notice thereof (the "Optional
                                                                     --------
Redemption Notice") on a business day that is at least 30 days, and not more
-----------------
than 60 days, prior to the date on which such redemption is to become effective (the "Effective Time of Redemption") to each Holder at the facsimile number of
      ----------------------------
each Holder appearing in the Company's register for the Preferred Stock. Once the Company has made such an Election, it is irrevocable and binding. The Optional Redemption Notice shall be deemed to have been delivered to a Holder:
(i) if such fax is received by such Holder on or prior to 3:00 p.m. New York time, on the date of transmission of the Company's fax; and (ii) if such fax is received by Holder after 3:00 p.m. New York time, on the next business day following the date of transmission provided that, for any notice required under this subsection to be valid, a copy of such notice must be sent to the Holders on the same day by overnight courier.

          (iv) The Optional Redemption Amount shall be paid to each Holder on the third (3rd) day following the Effective Time of Redemption.

          (v) If the Company fails to pay, when due and owing, any Optional Redemption Amount, then each Holder entitled to receive such Optional Redemption Amount shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of and subject to the limitations contained in Article IV) any or all of the shares of Preferred Stock which are the subject of Redemption at Company's Election into shares of Common Stock at the lower of the Fixed Conversion Price and the lowest Conversion Price in effect following the Effective Time of Redemption. In the event of such a default, (a) any future right to effect a Redemption at Company's Election would be forfeited, and (b) if the average of the lowest Closing Bid Prices of the Common Stock for any three (3) trading days (the "Lowest Trade Average") during the during the period (the "Trade Period")
      --------------------                                      ------------
beginning on the date of the Optional Redemption Notice and ending on the Effective Time of Redemption is lower than the Fixed Conversion Price, then the Fixed Conversion Price shall be adjusted to the Lowest Trade Average.

          (vi) Commencing upon the date that is 181 days from the Closing Date the Company may, upon advance notice by the Company as provided below and upon receipt from a Holder of a Notice of Conversion with a Conversion Price that is less than seventy-five percent (75%) of the Closing Price, elect to pay to such Holder the "Equivalent Value" of the conversion in cash. In order for the
            ----------------
Company to elect to pay Equivalent Value with respect to conversions as aforesaid during any given calendar month, the Company must give written notice to the Holders at least ten (10) days prior to the first day of that calendar month. Once the Company makes such an election, it is irrevocable and binding for the entire following calender month. Any such notice shall be effective for conversions for no more than one calendar month. If the Company sets a maximum amount on the total Equivalent Value payments for a given calendar month, such amount shall be allocated pro rata among the Holders. In the event of a default in payment of Equivalent Value following such a notice, any right to effect additional conversions for Equivalent Value shall be forfeited. The Equivalent Value with respect to each share of Preferred Stock is computed according to the following formula:

          Closing Bid Price on
          the Conversion Date           x   A
        --------------------------
          Conversion Price on
          the Conversion Date

          A = $1000 + Premium (accrued but unpaid) + other amounts owing in respect of such shares

          Payment of Equivalent Value shall be made within three (3) business days of the receipt of a Notice of Conversion.

          (vii) If the Company redeems all outstanding shares of Preferred Stock pursuant to this Article VIII and simultaneously issues securities for the purpose of creating proceeds to effect such redemption, such issuance shall not of itself constitute a breach of any obligations of, or limitations imposed on, the Company under Sections IX.A, XIII.C or XIII.D hereof.

                           IX.  RANK; PARTICIPATION

     A.   Rank.  All outstanding shares of the Preferred Stock shall rank (i)
          ----
prior to the Common Stock; (ii) prior to any other class of capital stock of the Company now outstanding and prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred
                                               ---- -----
Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari
                                              -----------------          ----
passu with any class or series of capital stock of the Company hereafter created
-----
(with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital
      ---- ----- ----------
stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"); in each case as to
                                    -----------------
dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     B.   Participation.  Subject to the rights of the holders (if any) of Pari
          -------------                                                    ----
Passu Securities and Senior Securities, each Holder shall, as a Holder of
-----
Preferred Stock, be entitled to dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holder had converted all of the Preferred Stock held by such Holder on the record date for such dividends or distributions into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) at the Conversion Price applicable on such record date and such Common Stock had been issued on the day before such record date. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                          X.  LIQUIDATION PREFERENCE

     A.   Liquidation of the Company.  If a Bankruptcy Event shall occur and, on
          --------------------------
account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation
                                                                  -----------
Event"), no distribution shall be made to the Holders of any shares of capital
-----
stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be
                                              ---- -----
insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities
                                                          ---- -----
shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B.   Certain Acts Not a Liquidation.  The purchase or redemption by the
          ------------------------------
Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

     C.   Definition of Liquidation Preference.  The "Liquidation Preference"
          ------------------------------------        ----------------------
with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus the accrued but unpaid Premium and other amounts unpaid hereunder, including without limitation Redemption Amounts and Override Election Amounts, with respect thereto plus any other amounts that may be due from the Company with respect thereto through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set
                                           ---- -----
forth in the charter of the Company.


         XI.  ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

     The Conversion Price shall be subject to adjustment from time to time as follows:

     A.   Stock Splits, Stock Dividends, Etc.  If at any time on or after the
          ----------------------------------
Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

     B.   Certain Public Announcements.  In the event that (i) the Company makes
          ----------------------------
a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no issuance thereof) (or that any subsidiary of the Company will merge or consolidate with any other person (other than a merger in which the Company issues no securities)) or to sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the
                                                  -----------------
Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article IV and (y) the Conversion Price which would have been applicable for a conversion occurring on the Announcement Date (and in each case of (x) and (y), the Conversion Price shall be deemed to be the lesser of the Fixed Conversion Price and the Variable Conversion Price prior to May 15, 1999). From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in
Article IV. The "Abandonment Date" means with respect to any proposed
                -----------------
transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is sixteen (16) trading days after the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

     C.   Major Transactions.  Except in the case of a Common Stock Major
          ------------------
Transaction (as defined below), if the Company shall consolidate or merge with any other corporation or entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and unissued in such transaction (except for Common Stock constituting less than twenty percent (20%) of the Company's Common Stock then outstanding)) or there shall occur any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property or any reclassification or change of the outstanding shares of Common Stock (each of the foregoing being a "Major Transaction"), then each Holder shall thereafter be entitled to (a) in the event that the Common Stock remains outstanding or holders of Common Stock receive any common stock or substantially similar equity interest, in each of the foregoing cases which is publicly traded, retain its Preferred Stock and such Preferred Stock shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other common stock or equity interest, as the case may be, or (b) regardless or whether (a) applies, receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a holder of the number of
      -------------------------------
shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder exercised its right of conversion (without regard to any limitations on conversion herein or elsewhere contained) (at the lesser of the Fixed Conversion Price and the Variable Conversion Price (prior to, on or after May 15, 1999)) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction, and (ii) one hundred twenty five percent (125%) of the Face Amount plus accrued and unpaid premiums of such shares of Preferred Stock in cash; and the Company shall make lawful provision for the forgoing as a part of such Major Transaction and shall cause the issuer of any security in such transaction which constitutes Registrable Securities under the Registration Rights Agreement to assume all of the Company's obligations under the Registration Rights Agreement. In the event that the Company shall consolidate or merge with any corporation in a transaction in which common stock of the surviving corporation or parent thereof (the "Exchange Securities") is issued to the holders of Common Stock in such transaction in exchange for all such Common Stock, and (a) the Exchange Securities are publicly traded, (b) the average daily trading volume of the Exchange Securities reported by Bloomberg during the ninety (90) day period ending on the date on which such transaction is publicly disclosed is greater than two million dollars ($2,000,000) per day, (c) the historical one hundred
(100) day volatility of the Exchange Securities reported by Bloomberg during the period ending on the date on which such transaction is publicly disclosed is greater than fifty percent (50%) and (d) the last sale price of the Exchange Securities on the date immediately before the date on which such transaction is publicly disclosed is not less than sixty five percent (65%) of the last sale price of the Exchange Securities on any day during the twenty (20) trading day period ending on such date (in each case as reported by Bloomberg) (a "Common Stock Major Transaction"), then each Holder shall following consummation of such transaction have the right to receive solely, in exchange for each share of Preferred Stock held by it, consideration equal to the number of shares of stock or securities or property issued or paid in such Common Stock Major Transaction to which a holder of the number of shares of Common Stock which would have been delivered upon conversion of a share of Preferred Stock would have been entitled upon such Common Stock Major Transaction had the Holder of such share of Preferred Stock exercised its right of conversion (without regard to any limitations on conversion herein or elsewhere contained) (at the lesser of the Fixed Conversion Price and the Variable Conversion Price (prior to, on or after May 15, 1999)) with respect to such share of Preferred Stock on the trading date immediately preceding the public announcement of the transaction resulting in such Common Stock Major Transaction and had such
Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Common Stock Major Transaction; and the Company shall make lawful provision for the foregoing as a part of such Common Stock Major Transaction and shall cause the issuer of any security in such transaction which constitutes Registrable Securities under the Registration Rights Agreement to assume all of the Company's obligations under the Registration Rights Agreement. No sooner than ten (10) business days nor later than five (5) business days prior to the consummation of the Major Transaction or Common Stock Major Transaction, as
the case may be, (each, a "Transaction") but not prior to the public announcement of such Transaction, the Company shall deliver written notice ("Notice of Transaction") to each Holder, which Notice of Transaction shall
  ---------------------
be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Transaction. Such Notice of Transaction shall indicate the amount and type of the Transaction consideration which such Holder would receive under this Section. If the Major Transaction consideration does not consist entirely of United States currency, such Holder may elect to receive United States currency in an amount equal to the value of the Major Transaction
Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) business days of the Holder's receipt of the Notice of Transaction.

     D. If George Roberts or Michael Sophie, during the period from December 1, 1998 until the date which is three hundred and sixty five (365) days from the Closing Date, and while an officer or director, directly or indirectly, offer, sell, transfer, assign, pledge, or otherwise dispose of any shares of Common Stock, or any securities directly or indirectly convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire shares of Common Stock (all such securities, "Options") or enter into any agreement, contract, arrangement or understanding with respect to any such offer, sale, transfer, assignment, pledge or other disposition of any Common Stock or Options, in each case based upon a price of the Common Stock less than the Fixed Conversion Price on the Closing Date (as adjusted for stock splits, stock dividends, reclassifications or similar events during such period), then, if the Lowest Trade Price during the period beginning on such date and ending on the date twenty (20) days following public announcement of such event is less than the Fixed Conversion Price, then the Fixed Conversion Price shall be adjusted to such Lowest Trade Price. The adjustments of this Section XI.D shall not apply if and after the Company is sold or with respect to transfers made for bona fide estate planning (for creation of trusts for spouses and relatives) and/or charitable purposes (provided any transfers by such a transferee shall be treated as a transfer by the transferor).

     E.   Issuance of Other Securities.  If, at any time after the Closing Date
          ----------------------------
the Company shall issue any securities which are convertible into or exchangeable or exercisable for Common Stock ("Convertible Securities") either
                                               ----------------------
(i) at a conversion, exercise or exchange rate based on a specified percentage discount from the market price of the Common Stock at the time of conversion, exercise or exchange or based upon a market-based rate (for clarification, a discount would not include standard price-based anti-dilution protection provisions) or (ii) with a fixed conversion, exchange or exercise price less than the Fixed Conversion Price, then, at the Holder's option: (x) in the case of clause (i), the Variable Conversion Price in respect of any conversion of Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities or, as applicable, such market-based rate, and (y) in the case of clause (ii), the Fixed Conversion Price shall be reduced to such lesser conversion, exchange or exercise price (in each case of (x) and (y), subject to further adjustments as provided in this Certificate of Designation (including pursuant to this Section E)). This prohibition shall not apply to issuances (1) in connection with the issuance to or grant and/or exercise by employees, consultants or directors of stock or options, (2) pursuant to the Stockholders Rights Plan and the Series A Preferred Stock, as amended as of the Closing Date (or thereafter with the consent of each initial Holder and each initial Holder and the Majority Holders), or (3) in connection with acquisitions of other companies, material technologies or business entities.

     F.   [Intentionally Deleted].

     G.   [Intentionally Deleted].

     H.   Notice of Adjustments.  Upon the occurrence of each adjustment or
          ---------------------
readjustment pursuant to this Article XI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

                              XII. VOTING RIGHTS

     The holders of Preferred Stock shall have no voting power whatsoever, except as otherwise provided by applicable law.

     Notwithstanding the above, the Company shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and all other information sent to stockholders). If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall fax a notice to each Holder, at least ten (10) days prior to the record date specified therein (or ten (10) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

     To the extent that under applicable law the vote of the holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required by applicable law) shall constitute the approval of such action by the class or series. To the extent that under applicable law Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to any limitation on conversion with respect thereto) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                         XIII.  PROTECTION PROVISIONS

     The Company shall not, without first obtaining the approval of each initial Holder of Preferred Stock (but with respect to (c) and (d) and (h) hereof, such approval is necessary only so long as one hundred thousand dollars ($100,000) Face Amount of Preferred Stock remains outstanding) : (a) alter or change the terms of the Preferred Stock; (b) alter or change the terms of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create or issue any Senior Securities; (d) create or issue any Pari Passu Securities; (e)
                                                     ---- -----
increase the authorized number of shares of Preferred Stock; (f) redeem, or declare or pay any dividend or distribution on, any Junior Securities, except repurchases of stock held by service providers to the Company upon termination of service, and except redemptions effected with Junior Securities (subject to the limitations contained herein and in the Securities Purchase Agreement); (g) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any taxation as a result of such section or provision); or (h) sell or otherwise transfer all or substantially all of the assets of the Company (other than in the ordinary course of business). The Company shall not issue additional shares of Preferred Stock except to effect the purchase and sale to the Purchasers (as defined in the Securities Purchase Agreement) in accordance with the Securities Purchase Agreement and as contemplated by the Registration Rights Agreement.

                              XIV.  MISCELLANEOUS

     A.   Cancellation of Preferred Stock.  If any shares of Preferred Stock are
          -------------------------------
converted or redeemed pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Preferred Stock.

     B.   Lost or Stolen Certificates.  Upon receipt by the Company of (i)
          ---------------------------
evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert all of such Preferred Stock.

     C.   Allocation of Cap Amount, Reserved Amount and Total Amount.  The
          ----------------------------------------------------------
initial Cap Amount, initial Reserved Amount and the Total Amount shall be allocated to the Holders in the same proportion as the number of shares of Common Stock to which such each Holder would be entitled if all Preferred Stock held by such Holder were converted and all Warrants held by such Holder were exercised bears to the aggregate number of shares of Common Stock to which all Holders would be entitled if all Preferred Stock held by the Holders were converted and all Warrants held by the Holders were exercised (without giving effect to any limitation on conversion or exercise). Each increase to the Cap Amount or Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Common Stock to which each Holder would be entitled if all Preferred Stock held by such Holder were converted and all Warrants held by such Holder were exercised (in each case of the foregoing, without giving effect to any limitation on conversion or exercise) at the time of the increase in the Cap Amount or Reserved Amount, as the case may be (in each case of the foregoing, without giving effect to any limitation on conversion or exercise). In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount, Reserved Amount and Total Amount. Any portion of the Cap Amount, Reserved Amount or Total Amount which remains allocated to any person or entity which does not hold any Preferred Stock or Warrants (in the case of the Cap Amount and the Reserved Amount) or Preferred Stock or Warrants or Registrable Securities (as defined in the Registration Rights Agreement) (in the case of the Total Amount) shall be allocated to the remaining Holders, holders of Warrants and, in the case of the Total Amount, holders of Registrable Securities pro rata based on (x) the number of shares of Common Stock to which they would be entitled if all Preferred Stock then held by such Holders were converted and all Warrants then held by such holders were exercised (in each case of the foregoing, without giving effect to any limitation on conversion or exercise) and, in the case of the Total Amount, (y) any additional shares of Common Stock constituting Registrable Securities held by such holders.

     D.   Statements of Available Shares.  Upon request, the Company shall
          ------------------------------
deliver to each Holder a written report notifying the Holders of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Preferred Stock outstanding as of the date of the request, (ii) the total number of shares of Common Stock issued upon all conversions of Preferred Stock through the date of the request, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Preferred Stock as of the date of the request, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of the Preferred Stock before the Company would exceed the Cap Amount and Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any Holder, provide all of the information enumerated in clauses (i) - (v) of this Section XIV.D and, to the extent that any such information constitutes material non-public information, at the request of a Holder, make simultaneous public disclosure thereof.

     E.   Payment of Cash; Defaults.  Whenever the Company is required to make
          -------------------------
any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount, Override Election Amount or otherwise), such cash payment shall be made to the Holder by the method ( by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due (any such amount not paid when due being a "Default Amount") such Holder shall thereafter
                                  --------------
be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

     F.   Status as Stockholder.  Upon submission of a Notice of Conversion by a
          ---------------------
Holder of Preferred Stock and the occurrence of the Conversion Date with respect thereto, the shares covered thereby shall be deemed converted into shares of Common Stock and the Holder's rights as a Holder of such converted shares of Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Preferred Stock for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock) the Holder shall regain the rights of a holder of Preferred Stock with respect to such unconverted shares of Preferred Stock and the Company shall, as soon as practicable, return such unconverted shares to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section VII.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right with respect to conversions in accordance with Section XIV.E, to the extent applicable) for the Company's failure to convert Preferred Stock.

     G.   Remedies, Characterizations, Other Obligations, Breaches and
          ------------------------------------------------------------
Injunctive Relief.  The remedies provided in this Certificate of Designation
-----------------
shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (including, without limitation, damages incurred to effect "cover" of shares of Common Stock anticipated to be received upon a conversion hereunder but not received in accordance with the terms hereof). The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as fully consistent with the express terms hereof. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     H.   Specific Shall Not Limit General; Construction.  No specific provision
          ----------------------------------------------
contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers and shall not be construed against any person as the drafter hereof.

     I.   Failure or Indulgence Not Waiver.  No failure or delay on the part of
          --------------------------------
a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     RESOLVED FURTHER, that the officers of the Company be and they hereby are, each authorized to execute, verify and file a Certificate of Designation in accordance with Delaware law.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on December 21, 1998.

                                P-COM, INC.

                                /s/ Michael J. Sophie
                                ------------------------------------------
                                By: Michael J. Sophie
                                Title:  Chief Financial Officer

                                   EXHIBIT A
                                   ---------

                             NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert (the "Conversion") the Face
                                                           ----------
Amount of the Series B Convertible Participating Preferred Stock (the "Preferred Stock") set forth below, plus all accrued and unpaid Premium relating thereto (each defined term used but not defined in this notice shall have the meaning assigned to it in the Designation, Preferences and Rights of Series B Convertible Participating Preferred Stock of P-Com, Inc. (the "Certificate of Designation")), into shares of common stock ("Common Stock") of P-Com, Inc.
                                               ------------
(the "Company") according to the conditions of the Certificate of Designation,
      -------
as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from
                              ---
registration under the Act.

In the event of partial exercise, please reissue an appropriate certificate for the balance of shares of Preferred Stock which shall not have been converted.

                              Date of Conversion:_______________________________
                              Applicable Conversion Price:______________________
                              Face Amount of Preferred Stock:___________________ Number of Shares of
                              Common Stock to be Issued:________________________

                              Signature:________________________________________

                              Name:_____________________________________________

                              Address:__________________________________________

                              Fax Number (for confirmation):


cc: [As a matter of courtesy, holders intend to send a carbon copy to Brobeck, Phleger & Harrison, LLP, but it shall not be a requirement.]